November 2007 Prcing Sheet dated November 16, 2007 relating to Preliminary Terms No. 428 Dated November 5, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
8% SPARQS®
Mandatorily Exchangeable for Common Stock of Dell Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

PRICING TERMS – NOVEMBER 16, 2007
Issuer:	Morgan Stanley
Maturity date:	December 20, 2008
Underlying stock:	Dell Inc. common stock (“DELL Stock”)
Aggregate principal amount:	$2,939,782.95
Coupon:	8% per annum, payable quarterly beginning March 20, 2008
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into DELL Stock at the exchange ratio.
Exchange ratio:	1.0 shares of DELL Stock, subject to adjustment for corporate events
Issuer call right:
Beginning on June 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	17% per annum on the stated principal amount
First call date:	June 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	December 10, 2008
Stated principal amount:	$26.91 per SPARQS
Issue price:	$26.91 per SPARQS (see “Commissions and Issue Price” below)
Pricing date:	November 16, 2007
Original issue date:	November 26, 2007 (5 business days after the pricing date)
CUSIP:	617475199
Listing:	The SPARQS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS:	$26.91	$0.4373	$26.4727
Total:	$2,939,782.95	$47,772.84	$2,892,010.11

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND
PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Terms No. 428 dated November 5, 2007
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.